Exhibit 10.01

SAMPLE OPTION AGREEMENT

Heidrick & Struggles International, Inc.

Stock Option Program

Date of Option Grant:	, 200

Option Price per Share:	$

Option Termination Date:	, 200

No. of Shares:	YYYY

Vesting Schedule:

Vesting Date	Shares Vesting
, 200	XXXX
, 200	XXXX
, 200	XXXX

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

Heidrick & Struggles International, Inc. (the “Company”), pursuant to the 1998 Heidrick & Struggles GlobalShare Program I, as amended (the “Program”), hereby grants to

John Q. Sample (the “Participant”)

an option (the “Option”) to purchase the number specified above of shares of the Company’s common stock, par value $.01 (the “Shares”), at the Option Price per Share specified above. This Option is granted pursuant to the Program and is governed by the terms and conditions of the Program. All defined terms used herein, unless specifically defined in this Non-Qualified Stock Option Agreement (the “Agreement”), have the meanings assigned to them in the Program. The Participant agrees to be bound by all terms and conditions of the Agreement and the Program, as amended from time to time.

To be effective, the Agreement must be signed by the Participant and returned to Steve Dickinson at the Chicago Corporate Office. Agreements that are not signed and returned are considered null and void.

1.	EXERCISE PERIOD

(1) Subject to subsection (2) below and Paragraphs 5 and 8 hereof, the Participant may exercise the Option with respect to (a) 33.33% of the number of Shares specified above on or after the first anniversary of the Date of Option Grant specified above and (b) an additional 33.33% of the number of Shares specified above on or after each of the next two anniversaries of the Date of Option Grant; provided, however, that the Option shall terminate at the close of business on the Option Termination Date specified above. The Option may be exercised in whole or in part, but only with respect to full Shares, and shall be void and of no effect after the Option Termination Date, unless earlier canceled pursuant to Paragraph 5 hereof.

SAMPLE OPTION AGREEMENT

(2) In the event of a Change in Control, the Option, to the extent not previously exercisable and vested, shall become fully exercisable and vested as of the time of the Change in Control. Notwithstanding anything herein to the contrary, the Committee in its sole discretion and without liability to any Person may take such actions, if any, as it deems necessary or desirable with respect to the Option (including, without limitation, (x) the payment of a cash amount in exchange for the cancellation of the Option and/or (y) the requiring of the issuance of a substitute Option that will substantially preserve the value, rights and benefits of the Option granted hereunder) as of the time of the Change in Control. Any such determination by the Committee shall be final and binding upon the Company and the Participant.

For purposes of the Agreement, Change in Control shall mean the occurrence of any of the following events:

(i)	any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then-outstanding securities;

(ii)	during any period of 24 months (not including any period prior to June 30, 2002), individuals who, at the beginning of such period, constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in subsection (2)(i), (iii) or (iv) hereof, (B) a director nominated or proposed by any Person who has publicly announced or advised the Company of an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which, if consummated, would constitute a Change in Control, or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)	the consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company (other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent

SAMPLE OPTION AGREEMENT

(either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent corporation) more than 66-2/3% of the combined voting power of the voting securities of the Company or such surviving entity or its parent corporation outstanding immediately after such merger or consolidation and (B) after which no Person holds 30% or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity or its parent corporation);

(iv)	the consummation of a plan of complete liquidation of the Company or of a sale or disposition by the Company of all or substantially all of the Company’s assets; or

(v)	any other event occurs which the Board determines, in its discretion, to be a Change in Control.

Notwithstanding the foregoing, a Change in Control shall not occur with respect to the Participant by reason of any event which would otherwise constitute a Change in Control if, immediately after the occurrence of such event, (x) the Company ceases to be subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Act and no more than 50% of the then outstanding shares of common stock of the Company or any acquiror or successor to substantially all of the business of the Company is owned, directly or indirectly, by any entity subject to such requirements and (y) individuals (which may or may not include the Participant) who were executive officers of the Company immediately prior to the occurrence of such event, own, directly or indirectly, on a fully diluted basis, (1) 25% or more of the then outstanding shares of common stock of the Company or any acquiror or successor to substantially all of the business of the Company or (2) 25% or more of the combined voting power of the then outstanding voting securities of the Company or any acquiror or successor to substantially all of the business of the Company entitled to vote generally in the election of directors.

2.	HOW TO EXERCISE THE OPTION

The Option may be exercised either by (i) delivery, via first class mail or telecopy, of a Notice of Option Exercise and related forms to the custodian appointed by the Committee from time to time (the “Custodian”) at the address prescribed on the Notice of Option Exercise stating the number of Shares with respect to which the Option is being exercised and accompanied by (a) payment, by check, bank draft, money order or wire transfer made payable to the order of the Company, of an amount equal to the Option Price multiplied by the number of Shares being purchased pursuant to the Option (the “Total Exercise Cost”), (b) an Authorization for Exercise of Stock Options “Cashless” Exercise Form with irrevocable instructions to the Custodian to deliver promptly to the Company an amount equal to the Total Exercise Cost, subject to such limitations as the Committee may adopt from time to time, or (c) any combination of the above methods of payment; or (ii) via the Custodians electronic response system or website, if any (“ERS”).

SAMPLE OPTION AGREEMENT

3.	WITHHOLDING TAXES

At the time of exercise, the Participant may be required to pay to the Company, via the Custodian, or make other arrangements for payment of (including the withholding of Shares which would otherwise be delivered upon exercise), the amount that the Company deems necessary to satisfy its obligation, if any, to withhold federal, state or local income or other taxes incurred by reason of the exercise, including taxes incurred in non-US jurisdictions by Participants or non-US Participants. The Participant hereby grants to the Company the right to direct the Custodian to deliver Shares (or the proceeds thereof) to the Company to enable it to meet any such withholding obligation it determines to exist.

4.	DELIVERY OF STOCK TO THE PARTICIPANT AFTER THE EXERCISE

As soon as practicable after (i) receipt of (x) the Notice of Option Exercise and payment of the Total Exercise Cost or (y) confirmation of any transaction received through the ERS and (ii) payment of any required withholding taxes, the Custodian shall, without transfer or issue tax or other incidental expense to the Participant, deliver to the Participant by first-class insured mail addressed to the Participant at the address shown on the applicable Notice of Option Exercise or the last address of record on file with the Custodian, or direct deposit, if applicable, (a) a statement from the Custodian referencing the number of Shares held in the Participant’s name in book entry account, or (b) at the Participant’s request, certificate(s) for the number of Shares as to which the Option has been exercised, and/or (c) the proceeds of the sale of Shares in excess of the Total Exercise Cost for a cash/cashless exercise.

5.	TERMINATION OF EMPLOYMENT PRIOR TO END OF EXERCISE PERIOD

(1) Termination by Reason of Death or Disability. In the event that the Participant ceases to be employed by the Company by reason of death or Disability, all outstanding options (vested and non-vested) shall become 100% exercisable and the Participant (or his or her estate, as the case may be) shall be entitled to exercise the Option for a period of 180 days thereafter, but in no event beyond the Option Termination Date.

(2) Termination for any Reason other than Death, Disability or Cause. If the Participant ceases to be employed by the Company, its Subsidiaries and/or its Affiliates for any reason other than death, Disability or Cause, the Option shall terminate immediately to the extent the Option is not yet exercisable pursuant to Paragraph 1 hereof. Subject to Paragraph 8, to the extent the Option is exercisable pursuant to Paragraph 1 hereof but has not been previously exercised, the Participant shall be entitled to exercise the Option for a period of sixty (60) days after such termination of employment, but in no event beyond the Option Termination Date.

(3) Termination for Cause. If the Participant ceases to be employed by the Company, its Subsidiaries and/or its Affiliates by reason of termination for Cause, the option shall be cancelled to the extent not previously exercised and all rights here under and under the Program shall terminate on the date of termination of employment.

SAMPLE OPTION AGREEMENT

6.	LEAVE OF ABSENCE PRIOR TO END OF EXERCISE PERIOD

(1) Leave of Absence Due to Disability. In the event a Participant is on an approved disability leave in accordance with the applicable practices of the Company, its Subsidiaries and/or Affiliates, all unvested options will continue to vest in accordance with the Vesting Schedule and may be fully or partially exercised pursuant to Paragraph 1 hereof.

(2) Approved Leave of Absence. In the event a Participant takes a leave of absence approved by the Company, its Subsidiaries and/or Affiliates, all unvested options will continue to vest in accordance with the Vesting Schedule and may be fully or partially exercised pursuant to Paragraph 1 hereof.

7.	OPTION CANNOT BE ASSIGNED

The Option shall, during the Participant’s lifetime, be exercisable only by the Participant, and neither it nor any right hereunder or under the Program shall be transferable otherwise than by will or the laws of descent and distribution, or be subject to attachment, execution or other similar process; provided, however, that to the extent permitted by applicable law, the Participant may designate a beneficiary pursuant to procedures which may be established by the Committee. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Option or of any right hereunder or under the Program, except as provided for in the Program, or in the event of any levy or any attachment, execution or similar process upon the rights or interest conferred by the Option, the Company may terminate the Option by notice to the Participant and the Option shall thereupon be canceled. Any person or persons to whom the Participant’s rights under the Option have passed by will or by the applicable laws of descent and distribution shall be subject to all the terms and conditions of the Program and the Agreement applicable to the Participant.

8.	GENERAL RULES

Neither the grant nor the exercise of the Option shall confer on the Participant any right to be retained in the employ of the Company, its Subsidiaries and/or Affiliates, or to receive subsequent stock options or other Awards under the Program. The right of the Company or one of any of its Subsidiaries and/or Affiliates to terminate at will (whether by dismissal, discharge or otherwise) the Participant’s employment at any time is specifically reserved.

Neither the Participant nor any person entitled to exercise the Participant’s rights in the event of his or her death shall have any of the rights of a stockholder with respect to the Shares subject to the Option, except to the extent that, and until, Shares have been issued upon exercise of the Option.

It is the desire of the parties that all provisions of the Agreement (particularly including Paragraph 5 hereof) be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought, and therefore, wherever possible, each provision of the Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of the Agreement shall be definitively determined by a court of competent jurisdiction, or other agency or tribunal with proper adjudicatory authority, to be prohibited by or invalid under applicable law, the entire Agreement shall be void ab initio and the grant of the Option hereunder shall be revoked so that any Option not previously exercised (whether vested or unvested) shall terminate immediately, unless the Company affirmatively elects in writing to have the remainder of the Agreement remain in force and the Option remain exercisable.

SAMPLE OPTION AGREEMENT

The parties agree that the Agreement shall be governed by and interpreted and construed in accordance with the laws of the United States and, in particular, those of the State of Illinois without regard to its conflict of law principles, as Illinois is the situs of the principal corporate office of the Company. Furthermore, unless the Company affirmatively elects in writing to allow the proceeding to be brought (or itself brings) such a proceeding in a different venue, the parties agree that any suit, action or proceeding with respect to the Agreement shall be brought in the state courts in Chicago, Illinois or in the U.S. District Court for the Northern District. The parties hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue required or otherwise mandated by statute, will be in Chicago, Illinois. Each party further agrees to waive any applicable right to a jury trial, and expressly elects to have the matter heard as a bench trial.

All terms and conditions of the Program are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Program and the Agreement, the terms and conditions of the Program, as interpreted by the Committee, shall govern.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By:
Name:	Fritz Freidinger
Title:	Chief Legal Officer

I hereby acknowledge receipt of this Non-Qualified Stock Option Agreement and a copy of the Program, and agree to be bound by the rules and procedures pertaining thereto (including without limitation Paragraph 8 hereof).

Signature	Date